Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into the Registration Statements on Form S-8 (Reg. Nos. 333-176985, 333-192477 and 333-193190 and 333-201373) and Registration Statements on Form S-3 (Reg Nos. 333-172792, 333-188549 and 333-196379) of (i) our report dated January 14, 2015, relating to the consolidated financial statements of Crossroads Systems, Inc. and its subsidiaries, which reports are included in the Annual Report on Form 10-K of Crossroads Systems, Inc. for the year ended October 31, 2014.

/s/ PMB Helin Donovan, LLP

Austin , Texas

January 14, 2015